EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
April 28, 2004	(858) 503-3233

MAXWELL TECHNOLOGIES ENGAGES MCGLADREY & PULLEN LLP AS COMPANY’S

INDEPENDENT AUDITORS FOR FISCAL 2004

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that the Audit Committee of its board of directors has engaged McGladrey & Pullen, LLP as the company’s independent auditors for Maxwell’s fiscal year ending December 31, 2004.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that the Audit Committee selected McGladrey after the company interviewed nine audit firms, including six of the “global seven”, and evaluated them on the basis of experience, capabilities, reputation, service and fees.

“The Audit Committee and our management team were impressed with McGladrey’s local and regional audit partners and staff, the firm’s track record in auditing and advising mid-sized technology companies such as Maxwell, and its extensive international capabilities through its affiliation with RSM International,” Balanson said. “With its depth of experience, including serving Fortune 500 companies, the McGladrey audit team will be a real asset to Maxwell as we continue the process of strengthening our financial reporting staff, processes and controls, both here and in our operations in Switzerland.”

Founded in 1926, McGladrey & Pullen LLP is a U.S. member of RSM International, the sixth largest worldwide accounting and consulting organization, with nearly 20,000 employees in over 600 offices in 75 countries.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.